Exhibit 5.2

[Herbert Smith Freehills Letterhead]

14 September 2018

Matter 82669496

BHP Billiton Finance (USA) Limited

Level 15

171 Collins Street

Melbourne VIC 3000

Australia

BHP Billiton Limited

Level 18

171 Collins Street

Melbourne VIC 3000

Australia

BHP Billiton Plc

Nova South, 160 Victoria Street

London SW1E 5LB

United Kingdom

Dear Sir/Madam

BHP Billiton Group – US Debt Shelf FY19 renewal

We have acted as advisers as to matters of Australian law to BHP Billiton Finance (USA) Limited, a corporation organised under the laws of the Commonwealth of Australia (the Issuer), BHP Billiton Limited, a corporation organised under the laws of the Commonwealth of Australia (the Company), and BHP Billiton Plc, a corporation organised under the laws of England and Wales (the United Kingdom Guarantor, and together with the Company, the Guarantors) in connection with the registration by the Issuer under the United States Securities Act of 1933, as amended (the Act), of an indeterminate amount of the Issuer’s debt securities (the Securities), on Form F-3 (the Registration Statement), and the guarantees of the Guarantors to be endorsed on the Securities (the Guarantees) of the Guarantors. The indenture relating to the debt securities issued by the Issuer dated April 17 2003 among the Issuer, the Company, the UK Guarantor and The Bank of New York Mellon (as successor trustee to Citibank N.A.) (“Indenture”), Securities and Guarantees are, together, the “Relevant Documents”. We have not examined any documents other than those in Schedule 1 and have not taken, and are not obliged to take, any steps to verify the assumptions contained in this Opinion.

1.	Opinion

Based only upon the Documents referred to in Schedule 1 (each a Document) and subject to the assumptions and qualifications set out in this letter (the Opinion), we are of the opinion that:

(a)

(existence) each of the Issuer and the Company is registered, validly existing and is not in liquidation under the laws of the Commonwealth of Australia and Victoria (the Relevant Jurisdictions) and is capable of suing and being sued in its corporate name;

(b)	(power) each of the Issuer and the Company has the corporate power to enter into and perform its obligations under the Relevant Documents to which it is expressed to be a party;

(c)

(authorisations) each of the Issuer and the Company has taken all necessary corporate action to authorise the execution of, and the performance of its obligations under, the Relevant Documents to which it is expressed to be a party;

(d)	(execution) the Indenture has been validly executed by each of the Issuer and the Company; and

(e)	(enforceability) when:

(1)	the Registration Statement has become effective under the Act;

(2)

the terms of the Securities and, if required under the Indenture, the Guarantees, and the terms of the issuance and sale of the Securities and the Guarantees, have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantors;

(3)	the Securities have been duly executed and authenticated and, if required under the Indenture, the Guarantees have been duly executed in each case in accordance with the Indenture; and

(4)	the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement,

to the extent the laws of the Relevant Jurisdiction are expressed to apply, the Securities and the Guarantee of the Company, will be validly issued and will constitute valid and legally binding obligations of the Issuer and the Company, respectively, subject to bankruptcy, insolvency, fraudulent transfer, re-organisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.	Assumptions

In this Opinion we have assumed the following matters (none of which limits any other assumption or any qualification):

(a)	(authenticity) that:

(1)	all signatures, seals, dates, duty stamps and markings are authentic;

(2)	all Documents are complete (or will be complete and compiled with the authority of the parties to them) and, if copies, conform to originals; and

(3)	all statements made in the extracts referred to in Schedule 1 are correct and not misleading or deceptive;

(b)	(validity) that:

(1)

the Relevant Documents constitute legal, valid and binding obligations of all parties and are enforceable against all parties (other than, to the extent the laws of the Relevant Jurisdiction are expressed to apply, the Issuer and the Company) in accordance with their terms under all applicable laws;

(2)	all Documents expressed to have any legal effect are in, or have taken, full force and effect and are enforceable by and against all Parties in accordance with their terms;

(3)

any resolution, instruction, approval or consent evidenced by a Document was duly and properly passed or given, has not been varied or revoked, is properly recorded or described in the Document and is not subject to any right to set it aside or question its validity (whether due to any procedural irregularity, lack of power, breach of duty or otherwise); and

(4)	nothing has occurred to vary, terminate or otherwise affect any Document or its legal effect or any resolution, instruction, approval or consent evidenced by it;

(c)	(the Issuer and the Company) that:

(1)

each assumption specified in section 129 of the Corporations Act 2001 (Cth) is correct in relation to the Issuer and the Company and all things done in connection with that each of their entry into and performance of the Documents and the transactions contemplated by them;

(2)

each person appearing from the document in Schedule 1(9) (Company Extract) to be a director or company secretary of the Issuer and the Company was validly appointed on the date indicated in the Company Extract and is validly continuing in office and the information in the Company Extract is otherwise correct and up to date; and

(3)

no liquidator, administrator, receiver, receiver and manager or like officer has been (or will on the date of this Opinion be) appointed to the Issuer or the Company or any of its assets and no such Party has been (or will on the date of this Opinion be) wound up or obtained protection from its creditors under any applicable laws;

(d)	(Relevant Laws) that all legislation is constitutionally valid and all subordinate legislation has been validly made in accordance with the enabling legislation; and

(e)

(other facts and laws) that there are no facts or circumstances not evident on the face of the Documents or any laws other than the laws of the Relevant Jurisdiction that would render any part of this Opinion incorrect.

3.	Qualifications

This Opinion is subject to the following qualifications (none of which limits any other qualification or any assumption):

(a)

(enforceability) we express no opinion as to the enforceability of any Documents other than in respect of the Securities and the Guarantee to the extent the laws of the Relevant Jurisdiction are expressed to apply; in addition, but without limiting the foregoing, our opinion that the Securities and the Guarantee are ‘valid’ or ‘binding’ means only that in our opinion, the obligations assumed by the Company or the Issuer under the Securities and the Guarantee are of a type that competent courts of the Relevant Jurisdictions would ordinarily enforce and does not mean that the Securities and the Guarantee or obligations under them will necessarily be enforced in all circumstances in accordance with their terms;

(b)

(revocation of powers of attorney) a court may order that an irrevocable power of attorney conferred by a Document be terminated or revoked if satisfied that the objects of the power of attorney have been carried out;

(c)

(other documents) we express no opinion on any document other than a Relevant Document or on any provision of a Relevant Document which requires compliance with a document other than a Relevant Document;

(d)	(reliance on searches) we have relied upon on line computer searches of:

(1)	records at the Australian Securities and Investments Commission made on the date of this Opinion in respect of the Issuer and the Company; and

(2)

the insolvency notices publication website insolvencynotices.asic.gov.au maintained by the Australian Securities and Investments Commission made on the date of this Opinion in respect of the Issuer and the Company, however, those records are not necessarily complete or up to date. We have not made any other searches of any other records (public or otherwise); and

(e)	(Relevant Laws) we have considered only the laws of the Relevant Jurisdiction that are applicable to companies generally and assumed no other laws would render any part of this Opinion incorrect.

4.	Benefit

(a)

This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. Without limitation, this Opinion does not deal with whether the Documents achieve the commercial intention of the parties, whether any statements of fact in the Documents are complete, accurate or relevant, whether there are reasonable grounds for any opinion or statement as to any future matter in the Documents or with the effect, completeness or extent of application of the assumptions and qualifications contained in this Opinion. In providing this Opinion, we have no obligation to advise any person of these matters.

(b)

This Opinion is given on the basis of the actual knowledge of Andrew Booth, Andrew Chen and Angie Wong. We are not liable if any other partner or solicitor of this firm has any knowledge which would render our assumptions or qualifications incorrect; we have not made any investigation as to whether any such partner or solicitor has any such knowledge.

(c)

This Opinion is given in respect of and is limited to the laws of Australia as applied by Australian courts which are in force at 9:00am Melbourne time on the date of this letter. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws or any documents, facts or circumstances coming to our attention after the date of this Opinion or to otherwise update this Opinion.

(d)

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Registration Statement forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely,

/s/ Herbert Smith Freehills

Andrew Booth

Head of Finance, Australia

Herbert Smith Freehills

+61 3 9288 1269

+61 419 876 126

andrew.booth@hsf.com

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership ABN 98 773 882 646, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Schedule 1

Documents

1.	the Indenture;

Corporate Documents

2.	a copy of extracts of the minutes of meeting of the board of directors of the Issuer dated 8 April 2003;

3.	a copy of extracts of the minutes of meeting of the board of directors of the Company dated 8 April 2003;

4.	a copy of the constitution of each of the Issuer and the Company that was in force at the time the Indenture was executed;

5.	a secretary’s certificate dated 14 September 2018 from Angeli Gayfer, as the Secretary of the Issuer;

6.	a secretary’s certificate dated 14 September 2018 from Margaret Taylor, as the secretary of the Company; and

7.	the documents arising from the searches at the Australian Securities and Investments Commission referred to in paragraph 3(d).